UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COHU, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED MAY 6, 2024

TO THE PROXY STATEMENT DATED APRIL 22, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2024

To Our Stockholders:

This proxy statement supplement, dated May 6, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Cohu, Inc. (the “Company”), dated April 22, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 5, 2024 (the “Annual Meeting”). Subsequent to the Company filing the Proxy Statement, the board of directors (the “Board”) of the Company appointed a new director. This Supplement has been prepared to provide the Company’s stockholders with information regarding this new director that would have been included in the Proxy Statement had the director been appointed prior to the filing of the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Appointment of Karen M. Rapp as a Class 1 Director

On May 6, 2024, the Board increased the size of the Board from eight to nine members and, based on the recommendation of the Company’s Nominating and Governance Committee, appointed Karen M. Rapp as a new member, effective immediately. Ms. Rapp was appointed as a Class 1 director for a term expiring at the 2026 Annual Meeting of Stockholders or until her successor is duly elected or qualified. Ms. Rapp has not been appointed to any committees of the Board at this time.

The Board affirmatively determined that Ms. Rapp is independent within the meaning of Nasdaq Listing Standards. Following Ms. Rapp’s appointment, 7 out of 9 directors are independent. Additionally, the board’s gender diversity has increased to 33% now that 3 of the 9 directors are female.

Ms. Rapp, age 56, is currently a director of Microchip Technology Incorporated, a position she has held since January 2021 and where she currently serves on the Audit Committee and the Nominating, Governance, and Sustainability Committee. Ms. Rapp also serves as a director of Plexus Corp., a position she has held since March 2018 and where she currently serves on the Audit Committee and Compensation Committee. From 2017 through January 2023, she served as Chief Financial Officer of National Instruments Corporation ("NI"), a publicly traded company specializing in automated test and measurement systems. From January 2023 through May 2023, Ms. Rapp served as Strategic Advisor to the CEO of NI. Previously, from 2015 to 2017, Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. ("NXP"), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor, Inc. (“Freescale”). Ms. Rapp also served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in finance from Northern Illinois University, and an M.B.A. from the University of Texas at Austin.

Ms. Rapp was selected to serve on our Board due to her significant experience as a senior executive and board member of a number of public corporations in the semiconductor, and test and measurement markets that are strategic to the Company. The Board also recognizes her experience in financial matters and believes that her background establishes her as an audit committee financial expert under applicable rules.

As of May 6, 2024, Ms. Rapp did not beneficially own any shares of the Company’s common stock.

Ms. Rapp will participate in the Company’s compensation plan for non-employee directors as described in the section entitled “Director Compensation” of the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 22, 2024.

There is no arrangement or understanding between Ms. Rapp and any other person pursuant to which he was appointed as a director. There are no transactions in which Ms. Rapp has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Rapp was provided, and is expected to sign, Cohu’s standard form of indemnification agreement for directors, which is attached as Exhibit 10.1 to Cohu’s Form 8-K filed with the SEC on December 13, 2018.

Voting Matters

You are not being asked to vote on or ratify the appointment of Ms. Rapp at the Annual Meeting. Ms. Rapp, as a Class 1 director, is not a nominee for election at the Annual Meeting.  Accordingly, there is no change to Proposal No. 1, Election of Directors, included in the Proxy Statement.

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at http://materials.proxyvote.com/192576 and www.cohu.com.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Thomas D. Kampfer

Secretary